Exhibit 23.9

CONSENT OF CHRIS JOHNS

The undersigned hereby states as follows:

I, Chris Johns, assisted with the preparation of the “S-K 1300 Technical Report Summary - Mt Todd Gold Project - 50,000 tpd Feasibility Study – Northern Territory, Australia” with an effective date of March 12, 2024 for Vista Gold Corp. (the Company”), portions of which are summarized (the “Summary Material”) in the Annual Report on Form 10-K for the year ended December 31, 2023 (the “Form 10-K”), which in turn is incorporated by reference in this Registration Statement on Form S-8 (this “Registration Statement”), to be filed with the United States Securities and Exchange Commission.

I hereby consent to the incorporation by reference in this Registration Statement of the Summary Material concerning the Technical Reports and the reference to my name as set forth in the Form 10-K.

/s/ Chris Johns
Name: Chris Johns

Date: June 12, 2024